Exhibit 99.1

Spin-Out of Aftersoft Group Common Shares by Auto Data Network Receives Preferred Shareholders' Consent

Thursday February 1, 10:21 am ET

NEW YORK and LONDON, Feb. 1, 2007 (PRIME NEWSWIRE) -- Aftersoft Group, Inc. (``Aftersoft'') (OTC BB:ASFG.OB - News) today announced that Auto Data Network, Inc. (``Auto Data'') has received the requisite consents necessary to enable the spin-out of its holdings of Aftersoft's common shares to its Auto Data shareholders. Aftersoft also announced that it has acquired Auto Data's strategic interest in DCS Group from Auto Data Network Ltd. Dealer Software and Services Ltd.
In respect to the spin-out of Aftersoft shares, Auto Data expects to set the ex-dividend date for three days after the effectiveness of the registration statement covering the shares, which Auto Data intends to file with the SEC on or before February 16, 2007. Shareholders will receive approximately 0.95 shares of common stock of Aftersoft for every one share of common stock of Auto Data Network, Inc. Upon the completion of the spin-out, there will be approximately 79.8 million common shares outstanding of Aftersoft.

For the first quarter ended September 30, 2006 of Aftersoft's fiscal year, the Company reported earnings per share of $0.02 on revenues of $5.9 million, excluding the financial results of EXP Dealer Software that it acquired on August 25. The Company is expected to announce its fiscal second quarter financial results, ended December 31, 2006, within the next two weeks, upon which it intends to conduct its first quarterly investor conference call.

Ian Warwick, Aftersoft's chairman and CEO, commented, ``With the spin-out of our shares reaching the final stages, shareholders should soon reap the benefits of the significant progress that Aftersoft has achieved over the last twelve months. We have expanded our market presence in the U.K. and Europe to become the largest supplier of computer systems and solutions to the automotive aftermarket in Great Britain. We intend to further establish our presence in the United States and Canada through Aftersoft Network. Presently, Aftersoft has over 200 employees and 5,500 customers, including Ford, General Motors and Unipart.

Commenting on the Company's acquired equity interest in DCS Group, Mr. Warwick said, ``We believe our stake in DCS could provide a significant and exciting sales channel for certain Aftersoft products. DCS' DMS business has a customer base of over 5,000 dealerships, in addition to their parent company's customer base of over 10,000 dealerships.''

Mr. Warwick concluded, ``Going forward, we expect shareholders will soon recognize the exciting, high growth, enterprise software company that Aftersoft has become. We have made improvements to our product offering in the U.S., as well as launched MAM Software into additional vertical markets. We believe the aftermarket sector is still relatively fragmented, and we will consider making acquisitions of companies that offer opportunities to cross-sell additional Aftersoft products to their client base and, are accretive to our profitability.''

About Aftersoft Group Inc.

Aftersoft is a leading supplier of business management solutions serving small and medium-size businesses. Aftersoft Group, Inc. has operations in Sheffield (United Kingdom), Allentown (Pennsylvania), and San Juan Capistrano (California). Aftersoft is currently focused on serving the Auto Parts aftermarket, which is a $68 billion market opportunity in the U.S. alone, with approximately 20,000 potential clients. Aftersoft has recently developed its products so as to be able to serve the wholesale market, a $263 billion U.S. market opportunity with 31,000 potential clients, and the hardlines and lumber market, a $95 billion market opportunities with 29,000 potential clients.

Our customers have complex supply chains that need specialized software services to operate efficiently. Our customers operate in complex distribution environments and manage market and sell large quantities of diverse types of products. Businesses with complex supply chains need more sophisticated systems in tune with their vertical marketplace to operate efficiently.

The Company's Systems and Services

Meeting the needs of the automotive aftermarket requires a combination of business management systems, information products and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. The company provides systems and services which meet these needs and help its customers meet their customers' expectations. These products and services include:

--	Business management systems comprised of the company's proprietary software applications, implementation and training and third-party hardware and peripherals;
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Information products related to parts, tires, labor estimates, scheduled maintenance, repair information, technical service bulletins, pricing and product features and benefits, which are used by the different participants in the automotive aftermarket; and

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Online services and products that provide online connectivity between manufacturers, warehouse distributors, retailers and automotive service providers. These products enable electronic data interchange throughout the automotive aftermarket supply chain between the different trading partners. They also enable procurement and business services to be projected over the Web to an expanded business audience.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).

Contact:
Aftersoft Group, Inc.
Ian Warwick
(212) 897-6848